Exhibit 10.1
Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement is entered into as of December 1, 2025 (the “Effective Date”) by and between Grindr LLC, a Delaware limited liability company (the “Company”) and George Arison (“you”).

RECITALS

WHEREAS, you are currently serving as the Chief Executive Officer (“CEO”) and as an Executive Director of the Company pursuant to that certain Employment Agreement entered into by and between you and the Company, dated April 27, 2022, as amended effective March 18, 2025 (the “Original Employment Agreement”); and

WHEREAS, you and the Company now desire to amend and restate the Original Employment Agreement as set forth herein (the Original Employment Agreement as so amended and restated, this “Agreement”).

AGREEMENT

1.         Employment by the Company.  Your employment with the Company as CEO and Executive Director began on October 19, 2022 (the “Start Date”).  During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company.  You shall perform such duties consistent with your position and as are required by the Board of Directors (the “Board”) of Grindr Inc. (“Grindr”), to whom you will report.  Subject to applicable law, and during your employment and at your discretion, the Company will use its reasonable best efforts to have the Nominating & Governance Committee or Board nominate you to serve as a member of the Board each year that you are slated for reelection and if elected you shall also serve as a member of the Board for no additional compensation.  You shall be permitted to work-from-home and are not required to report to any primary work location on a daily basis; provided, however, that you generally perform services during normal business hours consistent with the Company’s hours of operation.  You agree and understand, however, that in your role you are required to attend various in-person business functions and engagements in connection with the performance of your duties, and the Company accordingly reserves the right to reasonably require you to periodically perform your duties at places other than your home from time to time, and to require reasonable business travel.

2.           Compensation.

2.1       Base Salary.  For services to be rendered hereunder, you shall receive a base salary at the rate of $1,000,000 per year (the “Base Salary”), subject to required tax withholdings and authorized deductions and payable in accordance with the Company’s regular payroll schedule, and subject to annual review and increase, but not decrease (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction), as may be determined from time to time in the sole discretion of the Board.

2.2       Annual Bonus.  During your employment, you shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of performance objectives and goals established annually by the Board or the compensation committee of the Board, in consultation with you.  During each fiscal year, your target bonus will be $1,000,000 (the “Target Bonus”).  The Target Bonus shall be subject to annual review, as may be determined from time to time in the sole discretion of the Board.  In order to earn any Annual Bonus, you must be an employee in good-standing as of the final day of the applicable fiscal year to which the Annual Bonus relates.  Any Annual Bonus shall be paid to you within two and one-half months after the end of the applicable fiscal year to which the Annual Bonus relates.

2.3        Incentive Awards. Subject to approval by the Board, you shall be eligible to receive certain incentive and equity-based awards, the terms of which are provided in Exhibit A attached hereto (the “Incentive Awards”). The Incentive Awards shall be subject to the terms and conditions of Grindr’s 2022 Equity Incentive Plan or any successor plan thereto (as amended from time to time, the “Plan”) and an applicable award agreement thereunder.

3.           [Reserved.]

4.          Reasonable Business Expenses.  You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

5.       Company Policies; Standard Company Benefits.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.  You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.  You shall also be entitled to paid time off (vacation, holiday, and sick leave), in accordance with the Company’s policies for similarly situated senior executives.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

6.           Indemnification.   Subject to applicable law, with respect to any claims made against you in your capacity as an officer, director or employee of the Company and its affiliates, you will be advanced expenses and provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws and any separate indemnification agreement between you and the Company, all as amended, and shall benefit from any directors and officers insurance policies maintained by the Company.

7.          At-Will Employment.  Your employment relationship is at-will.  Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice.   Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

2.

8.           Outside Activities During Employment.  Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor.  You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.  You shall be permitted to serve on the board of directors of one public company subject to the Board’s prior written consent, which consent shall not be unreasonably withheld or delayed for such service on one public company board of directors.  You may serve as a co-founder and venture partner in Gemini Capital or as a co-founder or partner in another venture capital firm; provided, however, that you must: (a) continue to abide by the terms of this Agreement, including but not limited to, the Confidentiality Agreement (as defined below); (b) make the venture fund aware of the existence of this Agreement and the terms and conditions contained herein; (c) agree to perform your duties for the Company without breaching any lawful agreement with the venture fund; and (d) continue to devote your best efforts and substantially all of your business time and attention to the business of the Company.  You agree not to acquire, assume, or participate in, directly or indirectly, any position, investment, interest, business, or other activity that is adverse, competitive, antagonistic, or otherwise in conflict to the Company, its business or prospects, financial or otherwise.

9.           Termination; Severance.

9.1         Term and Termination.  The term of this Agreement shall be the period commencing on the Start Date and ending on the date that your employment is terminated by either party pursuant to the provisions of this Agreement.  You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause.  Upon termination of your employment with the Company for any reason, you shall also be deemed to have resigned from any other position or office you hold with the Company and any of its affiliates.

9.2        Compensation upon Termination.  Upon the termination of your employment for any reason, the Company shall pay you (i) all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”), (ii) any unreimbursed business expenses; (iii) the value of any accrued and unused vacation days; and (iv) any other amounts required by local law or the express terms of any employee benefit plan to be paid to you (items (i), (ii), (iii) and (iv), collectively, the “Accrued Benefits”).

9.3        Involuntary Termination.  If you are subject to an Involuntary Termination, then, provided that you remain in compliance with the applicable terms of this Agreement (including the conditions described in Section 9.5 below), the Company shall provide you with the following benefits (the “Severance Benefits”):

(a)          Salary and Bonus Component.  If you are subject to an Involuntary Termination, the Company shall provide you, as severance, a cash payment equal to two times the sum of (i) the amount of your Base Salary in effect as of the Separation Date (the “Salary Component”), plus (ii) your Target Bonus in effect as of the date of this Agreement (the “Bonus Component”) (such actual amounts, collectively, the “Severance”), subject to standard payroll deductions and withholdings. The Severance will be paid in a lump sum cash payment no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service; provided, that the Separation Agreement (as discussed in Section 9.5) has become effective.

3.

(b)          Equity Component.

(i)         If you are subject to an Involuntary Termination, the Company shall provide that (A) any outstanding and unvested time-vesting equity awards granted to you by Grindr under the Plan (or otherwise) that would have vested, to the extent you had remained employed by the Company, during the three (3) years following the date of such Involuntary Termination, shall accelerate and vest immediately as of the date of such Involuntary Termination (provided, that 100% of the outstanding and unvested time-vesting awards shall accelerate and vest in full upon an Involuntary Termination occurring (x) at any time within 12 months following a Change in Control (as defined below) or (y) in connection with a Qualifying CIC in accordance with Section 9.3(b)(ii); and provided further, that to the extent such Involuntary Termination occurs prior to the date of grant of the Refresh RSU Award described on Exhibit A, you will receive the Involuntary Termination Contingent Cash Payment (as defined on Exhibit A) in lieu of the acceleration described in this clause (A) with respect to such award); (B) any outstanding KPI Awards described on Exhibit A hereto granted to you by Grindr under the Plan or otherwise, and any other restricted stock unit awards based on annual key performance indicators similar to the KPI Awards, in each case, that have been granted prior to the date of such Involuntary Termination, shall remain outstanding and vest, if at all, based on actual performance against the applicable performance targets through the end of the performance period, on the date of certification by the Board (or a committee thereof) of the extent to which such targets have been achieved; and (C) any “Performance-Based Equity Awards” described on Exhibit A for which the applicable First or Second Milestone Performance Date has occurred prior to such Involuntary Termination shall be granted prior to the effective date of such Involuntary Termination, to the extent not previously granted.  For avoidance of doubt, clause (C) excludes the “Performance-Based Equity Awards” described on Exhibit A to the extent that the First and/or Second Milestone Performance Date, as applicable, has not occurred prior to the date of such Involuntary Termination.

(ii)         Notwithstanding anything herein to the contrary, in the event of a Qualifying CIC (as defined on Exhibit A), subject to and contingent upon (a) the consummation of such Qualifying CIC, (b) your continuous employment through immediately prior to the consummation of such Qualifying CIC, and (c) the effectiveness of your resignation for Good Reason in connection with such Qualifying CIC (notice of which resignation must be provided at least six days prior to the consummation of the Qualifying CIC and for which no cure period shall apply), the acceleration of vesting or grant (as applicable) of the equity awards described in clauses (A) and (C) of Section 9.3(b)(i) above will take effect five days prior to the consummation of the Qualifying CIC.

9.4        Termination for Cause; Resignation Without Good Reason; Death or Disability; Termination After Anniversary Date.  If you resign without Good Reason at any time, if the Company terminates your employment for Cause at any time, or if your employment terminates as a result of your death or Disability at any time, then all payments of compensation by the Company to you hereunder other than the Accrued Benefits will terminate immediately (except as to amounts already earned), and you will not be entitled to the Severance Benefits.

4.

9.5       Conditions to Receipt of Severance Benefits.  The receipt of the Severance Benefits will be subject to you signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to you and the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (“Release Deadline”).  No Severance Benefits will be paid or provided until the Separation Agreement becomes effective.  You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Separation Date.

9.6        Prevailing Party Attorneys’ Fees. In the event that you claim you have the right to Severance Benefits pursuant to this Agreement that you did not receive from the Company, and there has been a final non-appealable judgment or order issued by a court or arbitrator of competent jurisdiction with respect to such claim that the Company owes Severance Benefits to you pursuant to this Agreement, the Company must reimburse you for reasonable attorneys’ fees incurred in bringing such claims against the Company.

10.         Definitions.

10.1      Cause.  For purposes of this Agreement, “Cause” for termination means any one or more of the following: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense by you; provided, however, that (i) after indictment, the Company may suspend you from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement, and (ii) your employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate your employment for Cause; (b) a material breach by you of a fiduciary duty owed to the Company; (c) a material breach by you of any of the covenants made by you in Section 8 or Section 11 of this Agreement or of the Confidentiality Agreement; or (d) a knowing and material violation by you of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to you in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (b), (c), or (d) above, “Cause” shall only apply to conduct occurring after the initial effective date of the Agreement and, if such conduct is capable of being cured, you shall have a period of no less than twenty (20) days after you are provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach or the violation that the Company believes constitutes Cause. Any termination for Cause, as defined herein, (and any determination as to whether conduct has been cured) must be approved by a majority of the Independent Directors before any such termination may occur.

10.2       Change in Control. For purposes of this Agreement, “Change in Control” has the definition ascribed to it in the Plan.

10.3     Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

10.4      Disability.  For purposes of this Agreement, “Disability” shall have the definition ascribed to it in any applicable disability benefit plan maintained by the Company or, in the absence of such definition, shall mean your inability to perform the essential functions of your position, notwithstanding the provision of any reasonable accommodation, for a consecutive period of at least 91 calendar days or any non-consecutive period of 150 calendar days in any consecutive 365-calendar day period.

5.

10.5      Good Reason.  For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction); (b) a material diminution in your job duties, responsibilities, authorities or title or any action or inaction by the Company which results in a material diminution in your job duties, responsibilities, authorities or title, including, but not limited to, you not being the Chief Executive Officer of the Company (or ultimate parent company of the entity succeeding to the Company’s business), the appointment of a co-Chief Executive Officer of the Company, your becoming the chief executive officer of a division or subsidiary instead of the Chief Executive Officer of the Company, or you no longer reporting directly to the Board; (c) the assignment to you, without your consent, of any duties that cause a material diminution in your job duties, responsibilities, authorities, or title; (d) the Board’s requirement that you perform any unlawful act or take any other action in violation of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest; (e) Grindr does not maintain a Board of Directors comprised of a majority of Independent Directors; (f) with respect to each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees of the Board (or committees of the Board performing similar functions), to the extent such committees exist, such committee is not comprised of a majority of Independent Directors, (g) individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the Incumbent Board, such new member shall, for purposes of this Agreement be considered as a member of the Incumbent Board; (h) Grindr (including any successors) ceases to have a class of equity securities listed on a national securities exchange and registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (i) the requirement that you regularly work from a primary physical work location other than your home office, provided that you are complying with any Company return to office or similar policy that generally applies to all employees; (j) the failure of the Board to nominate you for election or reelection as a director of Grindr; (k) a material breach by the Company of this Agreement or of any equity award agreement between you and Grindr; or (l) Grindr’s failure to grant you any of the incentive awards contemplated by Exhibit A to this Agreement, including the failure to grant you the Refresh RSU Award prior to the earlier of (i) ten (10) days following Grindr’s 2026 annual meeting of stockholders, or (ii) October 15, 2026.

In order to resign for Good Reason, you must provide written notice to the Independent Directors within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 60 days from receipt of such written notice to cure such event, if curable, and if such event is not reasonably cured within such period, you must resign your employment with the Company not later than 60 days after the expiration of the cure period.
6.

10.6     Independent Directors. For purposes of this Agreement, “Independent Directors” means directors who are determined in good faith by the Board to be (a) independent from Grindr in all material respects (other than their service as a director of Grindr), including under the independence standards of the New York Stock Exchange or any other national exchange on which securities of Grindr may then be listed and (b) independent from any affiliate of Grindr (other than any affiliate of Grindr who is an affiliate solely due to their service as a director of Grindr) as if such affiliate were Grindr for purposes of the preceding clause (a) and who does not maintain any relationship with such affiliate, other than any incidental or indirect relationships that the Board determines in good faith would not be reasonably likely to affect such director’s judgment; provided that any individual who is a member of the Board on the Effective Date, other than you and Mr. Zage, shall be considered an Independent Director. As used in the foregoing sentence, “affiliate” shall have the meaning prescribed under Rule 405 of the Securities Act of 1933, as amended.

10.7     Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or Disability.

10.8     Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service,” as defined under Treasury Regulation Section 1.409A-1(h).

11.        Proprietary Information Obligations; Arbitration; Prior Obligations.  You agree to abide by the Employee Confidentiality, Proprietary Rights, and Arbitration Agreement (the “Confidentiality Agreement”), which you executed on October 25, 2022, attached as Exhibit B, and which shall continue in full force and effect according to its terms.  In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder.

7.

12.         Section 409A.  It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A.  For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A-2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “nonqualified deferred compensation” under Code Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.  If the Severance Benefits are not covered by one or more exemptions from the application of Code Section 409A  and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any Severance Benefits.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Code Section 409A.

13.       Section 280G. If any of the payments or benefits that you have received or that you may receive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments and benefits collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 13, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above shall the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 13 shall be made in a manner that results in the greatest economic benefit to you, as determined by the Company, and that is consistent with the requirements of Code Section 409A.

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14.        General Provisions. This Agreement, together with its exhibits, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including, without limitation, the Original Employment Agreement).  Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the disinterested members of the Board.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.  This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent.  You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.  This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company.  The obligations as forth under Sections 9, 10, 11, 12, and 13 will survive the termination of this Agreement.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
Signature Pages Follow

9.

Accepted and agreed:

Grindr LLC
/s/ Zachary Katz
Name: Zachary Katz
Title: General Counsel & Head of Global Affairs

Date:	December 1, 2025

Accepted and agreed:

/s/ George Arison
George Arison

Date:	December 1, 2025

Enclosures:
Exhibit A: Incentive Awards Term Sheet
Exhibit B: Employee Confidentiality, Proprietary Rights, and Arbitration Agreement

10.

Exhibit A
Incentive Awards Term Sheet
General Terms
Equity Plan	All Incentive Awards will be issued subject to the terms and conditions of the Plan and an applicable award agreement and restrictive covenants thereunder.
Time-Based Equity Awards
Initial RSU Award
On November 18, 2022, you received a time-based equity award consisting of 3,750,000 restricted stock units (“RSUs”) with respect to shares of common stock, $0.0001 par value per share, of Grindr  (“Common Stock”) (the “Initial RSU Award”). You acknowledge that the Initial RSU Award was in full and complete satisfaction of the Company’s obligation to grant you time-based equity awards as set forth in Exhibit A of the Original Employment Agreement.

Refresh Time-Based RSU Grant
•      Subject to and contingent upon (i) stockholder approval of an amendment to the Plan at Grindr’s 2026 annual meeting of stockholders that increases the number of Shares available for issuance as awards thereunder, (ii) the effectiveness of the Form S-8 registration statement that registers the additional Shares added to the Plan, and (iii) your continued employment with the Company through the grant date, you will receive a time-based equity award under the Plan consisting of 2,250,000 RSUs (the “Refresh RSU Award” and collectively with the Initial RSU Award, the “Time-Based Equity Awards”).
•      The Refresh RSU Award will have a vesting commencement date of October 19, 2027 and will vest in six equal installments every six months thereafter, subject to your continued employment with the Company through each applicable vesting date, with the final such vesting date occurring on October 19, 2030. The Refresh RSU Award will be subject to the terms and conditions set forth in the Plan and an award agreement thereunder consistent with this Exhibit A.

11.

Contingent Severance and Cash Incentive

Between the Effective Date and the date on which Grindr grants you the Refresh RSU Award, if either (a) you experience an Involuntary Termination with respect to which you are eligible to receive Severance Benefits under Section 9.3 of this Agreement, or (b) a Change in Control transaction pursuant to which Grindr (including any successors) ceases to have a class of equity securities listed on a national securities exchange and registered pursuant to Section 12(b) of the Exchange Act (a “Qualifying CIC”) is consummated, then, subject to your compliance with Section 9.5 of this Agreement, you will receive a cash payment equal to: (x) if triggered under clause (a) above, the number of Refresh RSUs that would have vested, to the extent you had remained employed by the Company, during the three (3) years following the date of such Involuntary Termination if such Refresh RSUs had already been granted, multiplied by the average VWAP for the 30 trading days preceding the day before the date of such Involuntary Termination (the “Involuntary Termination Contingent Cash Payment”) and (y) if triggered under clause (b), 2,250,000 (or if a Qualifying CIC occurs within nine months after the Effective Date, 750,000) multiplied by the average VWAP for the 30 trading days preceding the day before the date of the consummation of such Qualifying CIC, and in each case of (x) and (y), subject to your continued employment with the Company through and immediately prior to such Involuntary Termination or the consummation of such Qualifying CIC (the “CIC Contingent Cash Payment”, and each of the CIC Contingent Cash Payment and the Involuntary Termination Contingent Cash Payment, a “Contingent Cash Payment”). Any Contingent Cash Payment will be subject to all applicable taxes and withholdings and will be paid in a lump sum in accordance with the timing set forth in Section 9.3(a) of the Agreement (if triggered under clause (a) above) or within 15 days following the consummation of such Qualifying CIC (if triggered under clause (b) above). Any Contingent Cash Payment paid as set forth herein will be in full and complete satisfaction of the Company’s obligation to grant you the Refresh RSU Award, and in no event will you be entitled to receive both the Refresh RSU Award and a Contingent Cash Payment.

Performance-Based Equity Awards
Award Vehicle	The Performance-Based Equity Awards will be granted in the form of RSUs, subject to your continued employment with the Company through the applicable Performance Award Grant Date.
Performance Threshold
•      On the first occasion (if any) during your employment and on or prior to December 31, 2027 that (i) the Average Grindr Market Cap exceeds $5 billion, (ii) the average VWAP equals or exceeds $26 over a period of 15 consecutive trading days (as adjusted for any stock splits, stock dividends, recapitalizations or similar events after the date of this Agreement), or (iii) TTM EBITDA equals or exceeds $275 million (each of (i), (ii), or (iii), a “First Milestone,” and the first date on which a First Milestone occurs prior to the applicable deadline, the “First Milestone Performance Date”), you shall be granted a number of fully vested RSUs equal to (a) $20 million divided by (b) the average VWAP for the 90 trading days preceding the First Milestone Performance Date, with such number of RSUs rounded down to the nearest whole unit.
•      On the first occasion (if any) during your employment and on or prior to March 31, 2029 that (i) the Average Grindr Market Cap exceeds $7.5 billion, (ii) the average VWAP equals or exceeds $39 over a period of 15 consecutive trading days (as adjusted for any stock splits, stock dividends, recapitalizations or similar events after the date of this Agreement), or (iii) TTM EBITDA equals or exceeds $412 million (each of (i), (ii), or (iii), a “Second Milestone,” and the first date on which a Second Milestone occurs prior to the applicable deadline, the “Second Milestone Performance Date”), you shall receive a number of fully vested RSUs equal to (a) $30 million divided by (b) the average VWAP for the 90 trading days preceding the Second Milestone Performance Date, with such number of RSUs rounded down to the nearest whole unit.
•      The Compensation Committee of the Board or the Independent Directors may, in their sole and absolute discretion, take action on or prior to a deadline applicable to achievement of a First Milestone or Second Milestone to extend such deadline(s).

12.

Change in Control
Notwithstanding anything to the contrary herein, immediately prior to, and contingent upon, the consummation of a Change in Control, you will be granted, subject to your continuous employment through immediately prior to the consummation of such Change in Control:

•      A number of fully vested RSUs equal to (a) $20 million divided by (b) the CIC Per Share Consideration (with such number of RSUs rounded down to the nearest whole unit) if and only if (i) the CIC Price exceeds $5 billion, (ii) the Change in Control is consummated on or prior to December 31, 2027, and (iii) the First Milestone has not been previously met (for clarity, the number of RSUs calculated under this bullet will be equal to zero if the conditions in all of clauses (i), (ii) and (iii) of this bullet are not met; further, if there is no consideration payable to shareholders in connection with the Change in Control, the number of RSUs calculated under this bullet will be equal to zero).
•      A number of fully vested RSUs equal to (a) $30 million divided by (b) the CIC Per Share Consideration (with such number of RSUs rounded down to the nearest whole unit) if and only if (i) the CIC Price exceeds $7.5 billion, (ii) the Change in Control is consummated on or prior to March 31, 2029, and (iii) the Second Milestone has not been previously met (for clarity, the number of RSUs calculated under this bullet will be equal to zero if the conditions in all of clauses (i), (ii) and (iii) of this bullet are not met; further, if there is no consideration payable to shareholders in connection with the Change in Control, the number of RSUs calculated under this bullet will be equal to zero).

Performance Award Grant Date	As soon as practicable following achievement of the applicable First or Second Milestone Performance Date.

13.

KPI Awards
Award Vehicle	The KPI Awards will be granted in the form of RSUs and may be paid out in the form of cash or shares of Common Stock as determined by Grindr.
KPIs
•      The Board (or a committee thereof) and you shall agree upon, and reduce to writing, annual key performance indicators (a) as soon as practicable after commencement of employment; and (b) annually thereafter, as soon as practicable after the start of each calendar year and in no event later than the end of the first quarter of the applicable calendar year.

•      Absent such written agreement on KPIs, the KPIs shall be determined by the Board (or a committee thereof) in its sole and absolute discretion. The Board shall determine such KPIs and grant such KPI Awards no later than the end of the first quarter of the applicable calendar year.

•      The target number of RSUs that could be earned, based on performance, with respect to a KPI Award will be determined by dividing $1,500,000 by the average VWAP of the Common Stock for the 90 trading days preceding the grant date (the “Pre-Grant VWAP”), rounded down to the nearest whole number (the “Target KPI RSUs”). The number of RSUs actually earned, if any, with respect to a KPI Award (subject to the Stock Price Multiplier described below) may be 0% of the Target KPI RSUs, for performance below the target performance level applicable to the KPIs, 100% of the Target KPI RSUs, for performance at the target performance level applicable to the KPIs, or 200% of the Target KPI RSUs, for performance at the maximum performance level applicable to the KPIs, with linear interpolation for performance between target and maximum, rounded down to the nearest whole number (the applicable percentage of actual performance against target, the “Performance Multiplier” and the number of RSUs calculated following application of the Performance Multiplier, the “Initial Earned KPI RSUs”).

Satisfaction of KPIs
The Board, or a committee thereof, shall determine the extent to which the KPIs for a given year have been satisfied in its or their sole and absolute discretion no later than 75 days after the end of the applicable year (the date of such determination, the “Certification Date”). The Initial Earned KPI RSUs based on such determination will be adjusted by application of a modifier (the “Stock Price Multiplier”) determined by dividing the Pre-Grant VWAP by the average VWAP of the Common Stock for the 90 trading days preceding the Certification Date (the “Pre-Vest VWAP”).  The number of Initial Earned KPI RSUs as adjusted as described below based on the Stock Price Multiplier, rounded down to the nearest whole number, shall be the number of RSUs earned by you (the “Final Earned KPI RSUs”), and the Final Earned KPI RSUs will vest as of the Certification Date. Other than as set forth in Section 9.3(b)(i)(B) of this Agreement, the vesting of any KPI Awards is subject to your continued service to the Company through the Certification Date.

14.

Application of Stock Price Multiplier; True-Up KPI RSUs
To the extent that the number of RSUs resulting from the Initial Earned KPI RSUs multiplied by the Stock Price Multiplier, rounded down to the nearest whole number (such number of RSUs, the “VWAP-Adjusted RSUs”) is (a) less than the number of Initial Earned KPI RSUs, the number of Final Earned KPI RSUs shall equal the number of VWAP-Adjusted RSUs, (b) equal to the number of Initial Earned KPI RSUs, the number of Final Earned KPI RSUs shall not be adjusted, or (c) greater than the number of Initial Earned KPI RSUs, the number of Final Earned KPI RSUs shall not be adjusted, provided that, with respect to this clause (c) only, (i) if you remain in service with the Company on the Certification Date, the Board or a committee thereof shall award you an additional, fully vested grant of RSUs on the Certification Date with respect to a number of shares equal to the difference between the number of Final Earned KPI RSUs and the number of VWAP-Adjusted RSUs (the “True-Up KPI RSUs”), or (ii) if you are eligible for and receiving benefits in connection with an Involuntary Termination under Section 9.3(b)(ii) of this Agreement and due to such Involuntary Termination, is not in service with the Company on the Certification Date, the Board or a committee thereof shall instead provide for payment to you of a cash amount equal to the number of True-Up KPI RSUs times the Pre-Vest VWAP, less any applicable taxes and withholdings.

KPI Award Example
For purposes of illustration only:

Pre-Grant VWAP: $18.00
Target KPI RSUs: 83,333 ($1,500,000/$18.00)

Performance Multiplier: 120%
Initial Earned KPI RSUs: 99,999 (83,333 * 120%)

Pre-Vest VWAP: $12.00
Stock Price Multiplier: 1.50 ($18.00/$12.00)
VWAP-Adjusted RSUs: 149,998 (99,999 * 1.50)

Because the VWAP-Adjusted RSUs exceed the Initial Earned KPI RSUs, you shall receive 99,999 Initial Earned KPI RSUs plus 49,999 True-Up KPI RSUs (149,998 less 99,999); provided that if you are eligible for and receiving benefits in connection with an Involuntary Termination under Section 9.3(b)(i)(B) and due to such Involuntary Termination, are not in service with the Company on the Certification Date, you shall instead receive 99,999 Initial Earned KPI RSUs plus $599,988 in cash (49,999 True-Up KPI RSUs * $12.00).

15.

Definitions
Average Grindr Market Cap	means the daily average of the Grindr Market Cap for the 90 trading days preceding a given day.
CIC Per Share Consideration
shall mean the consideration payable for one Share (including the present value of any non-cash or contingent consideration payable for one Share) by the acquirer (or its parent) in connection with the Change in Control.

CIC Price
shall mean an amount equal to (x) CIC Per Share Consideration, multiplied by (y) the number of fully diluted Shares as of immediately prior to the consummation of the Change in Control (which shall be calculated consistent with the applicable definition or formula used in the definitive agreement evidencing the Change in Control to calculate the number of fully diluted Shares as of immediately prior to the Change in Control).

Grindr Market Cap	shall be equal to (a) the VWAP on a given day multiplied by (b) the number of issued and outstanding shares of Grindr Common Stock on such day.
TTM EBITDA
means Grindr’s Adjusted EBITDA as reported in Grindr’s filings with the Securities and Exchange Commission for the four fiscal quarters preceding and including the most recently completed fiscal quarter of Grindr prior to the determination date (with the day of any filings with the Securities and Exchange Commission in which Grindr’s Adjusted EBITDA is reported constituting a determination date).

Share	means one share of Common Stock.
VWAP
means, for any given date, the per-share volume-weighted average price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of a Share, as determined by the Company based on a reputable third-party source.

16.

Exhibit B
Employee Confidentiality, Proprietary Rights, and Arbitration Agreement

17.